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                                                                       Exhibit 2

FOR IMMEDIATE RELEASE                           CONTACT: SCOTT WILLIAMS
FRIDAY, NOVEMBER 20, 1998                                (202) 739-0225
                                                         STEVE DUCHESNE
                                                         (202) 739-0245

WASHINGTON, D.C.--THE FOLLOWING STATEMENT REGARDING THE SETTLEMENT OF PENDING STATE LAWSUITS WAS RELEASED TODAY BY PHILIP MORRIS, INCORPORATED; R.J. REYNOLDS TOBACCO COMPANY, BROWN AND WILLIAMSON TOBACCO CORPORATION; AND THE LORILLARD TOBACCO COMPANY:

We have been advised that all remaining states and jurisdictions have agreed to the settlement proposal that was announced on November 16. We expect to receive confirmation of this fact shortly, and we intend to sign the settlement on Monday, November 23, as planned.

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